INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Digital Ecosystems Corp.
(a Development Stage Company)

We consent to the use in Amendment No. 3 to the Registration Statement of Digital Ecosystems Corp. (a Development Stage Company) on Form SB-2/A of our Report of Independent Registered Public Accounting Firm dated June 30, 2004 on the Balance Sheets of Digital Ecosystems Corp. (a Development Stage Company) as of March 31, 2004 and 2003, and the related Statements of Operations, Stockholders’ Equity (Deficiency) and Cash Flows for the years then ended, from inception on February 21, 2002 to March 31, 2002 and from inception on February 21, 2002 to March 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

January 7, 2005